Exhibit 99.1

Relmada Therapeutics Announces Reverse Stock Split in Preparation for
Proposed Uplisting to NASDAQ Capital Market

NEW YORK, September 27, 2019 - Relmada Therapeutics, Inc. (OTCQB: RLMD), a clinical-stage company developing novel therapies for the treatment of central nervous system (CNS) diseases, today announced that its Board of Directors has approved a 1-for-4 reverse stock split of the company’s authorized, issued, and outstanding common stock in preparation for its proposed listing of its common stock on the NASDAQ Capital Market. The reverse stock split will become effective with the Financial Industry Regulatory Authority (FINRA) and in the marketplace on September 30, 2019, whereupon the shares of common stock will begin trading on a split-adjusted basis.

“This reverse stock split is an important step in Relmada’s corporate development as the maintenance of a minimum closing bid price of $4.00 would fulfill the share price requirement for an uplisting to NASDAQ,” stated Sergio Traversa, CEO of Relmada Therapeutics. “Moving to a national exchange would represent a significant step toward creating long-term shareholder value and attracting a broader, more diverse shareholder base, especially in light of the Phase 2 clinical study results expected in the coming quarter.”

Before any listing of the common stock on the NASDAQ Capital Market could occur, NASDAQ will need to approve the company’s application for listing after the reverse stock split is completed. There can be no assurance that the company’s application will be approved.

At the effective time of the 1-for-4 reverse stock split, every 4 shares of issued and outstanding common stock will be converted into 1 share of issued and outstanding common stock, and the authorized shares of common stock will be reduced from 200,000,000 to 50,000,000 shares. All fractional shares of common stock resulting from the split will be rounded up to the nearest whole share. Immediately after the reverse stock split becomes effective, the company will have approximately 9,893,628 shares of common stock outstanding (subject to rounding up for fractions).

Relmada’s common stock will trade under the ticker symbol “RLMDD” for a period of 20 trading days after the reverse stock split has been effected in the marketplace, and the common stock will also trade under a new CUSIP number of 75955J 4022.

Shareholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Following the effectiveness of the reverse stock split, each stock certificate and book-entry or other electronic position representing issued and outstanding shares of the company's common stock will be automatically adjusted. Those shareholders holding common stock in “street name” will receive instructions from their brokers if they need to take any action in connection with the reverse stock split.

If a shareholder holding a paper stock certificate would like to send the certificate to the company’s transfer agent for exchange, then the transfer agent will issue a new stock certificate reflecting the terms of the reverse stock split to such requesting shareholder.

In that event, stock certificates could be mailed to the company’s transfer agent at the following address:

Empire Stock Transfer

1859 Whitney Mesa Drive

Henderson, NV 89014

All of the company’s options, warrants, and other convertible securities that are outstanding immediately before the reverse stock split will also be adjusted by dividing the number of shares of common stock into which the options, warrants, and other convertible securities are exercisable or convertible by 4 and multiplying the exercise or conversion price thereof by 4, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants, and other convertible securities.

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage, publicly traded biotechnology company developing novel medicines that potentially address areas of high unmet medical need in the treatment of central nervous system (CNS) diseases. Relmada's lead program, dextromethadone (REL-1017), is an N-methyl-D-aspartate (NMDA) receptor antagonist. NMDA receptor antagonists may have potential in the treatment of a range of psychiatric and neurological disorders associated with a variety of cognitive, neurological and behavioral symptoms. For more information, please visit Relmada's website at www.relmada.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We may from time to time make written or oral statements in this letter, the proxy statements filed with the SEC communications to stockholders and press releases which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance, expected product development, product potential, future business plans and costs. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as "expects," "anticipates," "believes," "will," "will likely result," "will continue," "plans to" and similar expressions. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered to be a complete list.

Investor Contact
Brian Ritchie
LifeSci Advisors
T. 212.915.2578
britchie@lifesciadvisors.com

Media contact:
Bill Berry
Berry & Company Public Relations
T. 212.253.8881
bberry@berrypr.com